Exhibit 10.1


                           PURCHASE AND SALE AGREEMENT

     This Agreement is dated effective July 1, 2005, and entered into this 14th Day of July, 2005, by and between JOHN F. BUTERA (hereafter referred to as the "Seller") and COLORADO OIL & GAS, INC., a Colorado corporation (hereafter referred to as the "Buyer")

                                    RECITALS

I. Seller is an individual who resides at of 8770 Allison Drive, Suite F, Arvada, Colorado 80005. Seller owns working interests in certain oil and gas property and has offered to sell and assign these interests to the Buyer for $50,000.00 (the "Purchase Price") Descriptions of the oil and gas properties are set forth in detail in Schedule A, attached hereto and incorporated herein by reference (the "Working Interests").

II. Buyer is a majority owned subsidiary of Arete Industries, Inc., a Colorado corporation that is publicly traded on the NASDAQ over the counter market. Buyer is a development stage company seeking to acquire small interests in oil and gas minerals, leases including passive investments as well as developmental properties. Buyer's board of directors has authorized the Buyer to engage in the proposed transaction set forth in this Agreement, as follows:

                                    AGREEMENT

1. Seller agrees to sell to Buyer and the Buyer agrees to buy the Working Interests for the Purchase Price on the terms set forth below.

2. Seller grants, bargains and conveys the Working Interests described in Schedule A to Buyer free and clear of any and all encumbrances, liens, claims and judgments, for consideration payment of the Purchase Price of $50,000.00 subject to adjustment, as provided in Paragraph 4, below.

3. The Purchase Price will be paid with $37,500 cash at closing in the form of a check drawn off of the account of the Buyer and 12,500 of 144 Restricted Common shares in the Seller, as represented by Stock Certificate No. 0006, valued at $1.00 per share for a total of $12,500.00 and to be delivered at closing.

4. The Purchase Price shall be subject to adjustment and offset up to an amount equal to $2,500.00. Buyer may offset up to said amount for any and all outstanding debts, including but not limited to taxes, operating costs, and other expenses accrued up to and including the effective date.

5. The closing date of this transaction shall be July 14, 2005.


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5. Seller shall provide Buyer with Assignment Agreements for the Working
Interests in such form as is required to properly record such Assignment of the Working Interests in the proper county office in each county and state in which the Working Interests are located on or before the Effective Date, or within a reasonable time thereafter, with the consent of the Buyer, which consent shall not be unreasonably withheld.

6. In no event shall either Party cause any liens or encumbrances to attach to the Working Interests prior to or subsequent to the Effective Date of this Agreement except with the knowledge and consent of the other Party, and the Parties hereto agree to indemnify and hold harmless, the other from and against any such claims, liens, encumbrances, and agree to sue and defend any claim or cause of action which may give rise to an encumbrance or imposition of the lien of any judgment, claim, assessment or encumbrance upon the Working Interests at their sole cost and expense.

7. Each of Seller and Buyer represents and warrants to the other that it has not incurred liability, contingent or otherwise, for brokers' fees, or finders' fees or similar fees in respect of this Agreement or the transaction contemplated hereby.

8. This Agreement shall be binding upon the Parties, their respective officers, directors, managers, members, shareholders, and their successors, trustees, receivers and permitted assigns. In the event of any real or apparent conflict of terms between the various agreements and undertakings described herein, the more specific term of one such document will govern over a general term in any of the others. If any of the terms and conditions of this Agreement shall be deemed unenforceable by operation of statute, by the common law, or by any judgment or decree of court, such event shall not affect the enforceability of any other term of provision herein, or in any of the collateral documents described herein.

9. Buyer shall cause the information and data furnished or made available by Seller to Buyer and its officers, employees, and representatives (including bankers and financial advisors) in connection with this Agreement or Buyers investigation of the Properties, to be maintained in confidence and not to be used for any purpose other than in connection with this Agreement or Buyer's investigation of the Properties; provided, however, that the foregoing obligation shall terminate on the earlier to occur of (i) the Closing, (ii) such time as the information or data in question is disclosed to Buyer by a third party that is not obligated to Seller to maintain same in confidence, or (iii) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation.

10. Each Party agrees to execute such other and further documents to carry out the purpose and intent of this Agreement, including any documents required by way of further assurances of any Party reasonably required in furtherance of the purposes stated herein.

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11. Notices: Any notices required to be given, shall be given for any purpose to the last known address of the Party to receive the notice: if by first class mail, three days after posting in the US Mail shall be the effective date of the notice, or by courier if a delivery receipt is provided, the date delivered by the courier to the office address of the recipient; or if by facsimile, the latter of the date of the facsimile or the date that a confirmed copy was posted in the US Mail. No notices by email shall be deemed given unless followed with a conformed copy, and then shall be effective three days after posting the conformed copy in the US Mail.

12. This contract shall be governed and construed under the laws of the state of Colorado.

13. By their signatures below, the Parties hereby acknowledge and represent that the signatory has full legal authority to execute this Agreement and the collateral agreements and undertakings contemplated herein on behalf of the Parties who are entities and thereby to bind the Parties fully to the terms, conditions, agreements and undertakings, herein.

Dated as of the day first above written to be effective as of the Effective
Date.

                                   SIGNATURES

BUYER:                                               SELLER:

COLORADO OIL AND GAS, INC.

BY: /s/ William W. Stewart                          /s/ John F. Butera
    ----------------------------------------        ----------------------------
    William W. Stewart, President and C.E.O.        John F. Butera
    7260 Osceola St.                                8770 Allison Dr., Suite F
    Westminster, Colorado 80030                     Arvada, Colorado  80005

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